Exhibit 10.1

 IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
Richmond Division
UNITED STATES OF AMERICA,	)	Criminal No. 3:10-cr-00225-REP
)
)
v.	)
)
UNIVERSAL LEAF TABACOS LTDA.,	)
)
Defendant.	)
)
)

PLEA AGREEMENT
Pursuant to Rule 11(c)(1)(b) of the Federal Rules of Criminal Procedure, the United States of America, by and through the Fraud Section of the Criminal Division of the United States Department of Justice (“Department of Justice” or the “Department”) and the United States Attorney’s Office for the Eastern District of Virginia (“USAO”), and the defendant, Universal Leaf Tabacos Ltda. (“Universal Brazil” or “Defendant”), a Brazilian corporation, by its undersigned attorneys, and Universal Corporation, on behalf of its wholly owned subsidiary Universal Brazil, hereby submit and enter into this Plea Agreement (“Agreement”).  The terms and conditions of this Agreement are as follows:
The Defendant’s Agreement
           1.           Defendant agrees to waive indictment and plead guilty to a two-count Criminal Information filed in the Eastern District of Virginia charging Defendant with conspiracy to commit an offense against the United States, in violation of Title 18, United States Code, Section 371, that is, to violate the Foreign Corrupt Practices Act (“FCPA”), as amended, Title 15, United States Code, Sections 78dd-1, et seq. (Count One), and with violating the anti-bribery provisions of the FCPA, Title 15, United States Code, Section 78dd-3 (Count Two).  Defendant further agrees to persist in that plea through sentencing and, as set forth below, to fully cooperate with the Department.
           2.           Defendant understands and agrees that this Agreement is between the Department, USAO, Defendant, and Universal Corporation on behalf of Defendant, and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority.  Nevertheless, the Department and USAO will bring this Agreement and the cooperation of Defendant, its direct or indirect affiliates, and its parent corporation to the attention of other prosecuting authorities or other agencies, if requested.
           3.           Defendant agrees that this Agreement will be executed by an authorized corporate representative.  Defendant further agrees that the Certificate of Corporate Resolutions attached as Appendix A was duly adopted by the Board of Directors of Universal Brazil, and represents that the signatures on this Agreement by Universal Brazil and its counsel are authorized by the Board of Directors of Universal Brazil.
           4.           Defendant, and Universal Corporation, on behalf of Universal Brazil, agree that each has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.
           5.           Defendant agrees that any fine or restitution imposed by the Court will be due and payable within ten (10) business days from the date of sentencing, and Defendant will not attempt to avoid or delay payments.  Defendant further agrees to pay the Clerk of the Court for the United States District Court for the Eastern District of Virginia the mandatory special assessment of $400 per count within five (5) business days from the date of sentencing.
           6.           Defendant and Universal Corporation agree that if either of them, or any of their direct or indirect affiliates or subsidiaries, issues a press release in connection with this Agreement, Universal Brazil or Universal Corporation shall first consult the Department and USAO to determine whether (a) the text of the release is true and accurate with respect to matters between the Department and Defendant; and (b) the Department has no objection to the release.
           7.           Defendant agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, Defendant shall include in any contract for sale, merger, or transfer, a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this Agreement.
           8.           Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including but not limited to the following:
a.    to plead guilty as set forth in this Agreement;
b.    to abide by all sentencing stipulations contained in this Agreement;
c.     to appear, through its duly appointed representatives, as ordered for all Court appearances;
d.    to commit no further crimes;
e.    to be truthful at all times with the Court;
f.     to cooperate with the independent corporate monitor referenced in paragraph 21(d) of this Agreement as described in Appendix C;

g.    to implement a compliance and ethics programs designed to detect and prevent violations of the FCPA, other anti-corruption laws, and all applicable foreign bribery laws, as described in Appendix D; and
h.    to pay the applicable fine and special assessment.
           9.           Defendant further agrees to cooperate with the Department, USAO, and with any other federal, state, local, or foreign law enforcement agency as directed by the Department and USAO.  This cooperation includes, but is not limited to:
                         a.           Providing and/or ensure that the Department and USAO is given access to all officers, directors, employees, agents, and consultants of Universal Brazil or any of its direct or indirect affiliates, subsidiaries, or its parent corporation for interviews and testimony in the United States relating to the illegal payments described in the attached Appendix B (Statement of Facts); and
               b.           Providing access to copies of non-privileged original documents and records relating to such payments if requested to do so.
The United States’ Agreement
           10.           In exchange for the guilty plea of Defendant and the complete fulfillment of all of its obligations under this Agreement, and in exchange for the agreement of its parent company, Universal Corporation, to assume all of the obligations set forth in the Non-Prosecution Agreement, the Department and USAO agree that they will not file additional criminal charges against Defendant or any of its direct or indirect affiliates, subsidiaries, or its parent corporation relating to the conduct disclosed to the Department and USAO as of the date of this Agreement.  This Agreement will not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, agents, or consultants of Defendant who may have been involved in any of the matters set forth in the Information, Statement of Facts, or in any other matters.
Factual Basis
           11.           Defendant is pleading guilty because it is guilty of the charges contained in the Information.  Defendant agrees and stipulates that the factual allegations set forth in the Information are true and correct, that it is responsible for the acts of its officers and employees described in Appendix B (Statement of Facts), and that the Statement of Facts accurately reflects its criminal conduct.
Defendant’s Waiver of Rights, Including Right to Appeal
           12.           The Defendant represents to the Court that it is satisfied that its undersigned attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, it surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of a defendant include the following:
a.           If the Defendant persisted in a plea of not guilty to the charges, the Defendant would have the right to a speedy jury trial with the assistance of counsel. The trial may be conducted by a judge sitting without a jury if the Defendant, the United States, and the court all agree.
b.           At a trial, the United States would be required to present witnesses and other evidence against the Defendant. The Defendant would have the opportunity to confront those witnesses and its attorney would be allowed to cross-examine them. In turn, the Defendant could, but would not be required to, present witnesses and other evidence on his own behalf. If the witnesses for the Defendant would not appear voluntarily, it could require their attendance through the subpoena power of the court.
c.           At a trial, no inference of guilt could be drawn from the Defendant's refusal to present evidence. However, if the Defendant desired to do so, it could present evidence on its behalf.
    13.    Defendant knowingly, intelligently, and voluntarily waives its right to appeal the conviction in this case.  Defendant similarly knowingly, intelligently, and voluntarily waives the right to appeal the sentence imposed by the Court.  In addition, Defendant knowingly, intelligently, and voluntarily waives the right to bring a collateral challenge pursuant to 28 U.S.C. § 2255, challenging either the conviction or the sentence imposed in this case, except for a claim of ineffective assistance of counsel.  Defendant waives all defenses to the offenses  charged based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) Defendant violates this Agreement; or (c) the plea is later withdrawn.  The Department is free to take any position on appeal or any other post-judgment matter.
Penalty Range
           14.           The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371 is a fine of $500,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, Title 18, United States Code, Sections 3571(c)(3) and (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400, Title 18, United States Code, Section 3013(a)(2)(B).  The statutory maximum sentence that the Court can impose for a violation of Title 15, United States

Code, Section 78dd-3 is a fine of $2,000,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, Title 15, United States Code, Section 78dd-3(e)(1)(A), Title 18, United States Code, Section 3571(d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400, Title 18, United States Code, Section 3013(a)(2)(B).  The statutory maximum sentences for multiple counts can be aggregated and run consecutively.
Sentencing Factors
           15.           The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines.  The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a).  The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof.
           16.           The parties stipulate that the 2004 United States Sentencing Guidelines apply to this matter and to the factual predicates set forth below and that the following is the proper application of the Sentencing Guidelines to the offense alleged in the Information:
    17.   The Department, USAO, and Defendant agree that an application of the Sentencing Guidelines  to determine the applicable fine range yields the following analysis:
a.	Base Offense. Based upon USSG § 2C1.1, the total offense level is 30, calculated as follows:

(a)(2)	Base Offense Level	12
(b)(1)	Specific Offense Characteristic

	(More than one bribe)	+2
(b)(2)	Specific Offense Characteristic
(Value of Benefit Received between
	$1 million and $2.5 million)	+16

TOTAL		30

b.	Base Fine. Based upon USSG § 8C2.4(a)(1), the base fine is $10,500,000 (fine corresponding to the Base Offense level as provided in Offense Level Table).
c.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 3, calculated as follows:
(a)	Base Culpability Score	5
(b)(3)	The organization had 200 or more
employees and tolerance of the
offense by substantial authority personnel
was pervasive throughout the organization	+3
(g)	The organization (A) prior to an imminent
threat of disclosure or government investigation;
and (B) within a reasonable amount of time after
becoming aware of the offense, reported the
offense, fully cooperated, and clearly demonstrated
recognition and affirmative acceptance of
responsibility for its criminal conduct	- 5

TOTAL	3
d.	Calculation of Fine Range.
Base Fine	$10,500,000
Multipliers, culpability score of 3 (U.S.S.G. § 8C2.6):	0.6 – 1.2
FineRange (U.S.S.G. § 8C2.7):	$6,300,000 – $12,600,000
Sentencing Recommendation
               18.           Fine.  Assuming Universal Brazil accepts responsibility as explained above, the parties will recommend the imposition of a fine in the amount of $4,400,000 payable to the Clerk of the Court for the United States District Court for the Eastern District of Virginia.  The parties further agree that this amount shall be paid as a lump sum within ten (10) business days after imposition of sentence in this matter.  Universal Brazil acknowledges that no tax deduction may be sought in connection with the payment of any part of this $4,400,000 fine.
19.           Universal Brazil agrees to pay a monetary penalty in the amount of $4,400,000, or approximately 30% below the bottom of the applicable Sentencing Guidelines fine range of $6,300,000.  The parties agree that such a reduction is appropriate based on the following factors:
a.           Universal Corporation and Universal Brazil’s extensive cooperation during the course of the investigation, including the provision of relevant documents and information;
b.           Universal Corporation and Universal Brazil’s substantial assistance with other related Department investigations regarding the bribery of foreign government officials as described in Appendix B; and

c.           Universal Corporation and Universal Brazil’s remedial efforts, including enhancing the companies’ compliance resources and compliance policies, procedures, and internal controls.
           20.   Mandatory Special Assessment.  Defendant shall pay to the Clerk of the Court for the United States District Court for the Eastern District of Virginia within (5) business days of the time of sentencing the mandatory special assessment of $400 per count.
           21.    The parties have agreed that the disposition described herein represents an appropriate disposition of the case based upon the following factors:
                      a.    By entering and fulfilling the obligations under this Agreement, Defendant has demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct.
                      b.   The plea underlying this Agreement is a result of the voluntary disclosure made by Universal Brazil and its parent corporation Universal Corporation, through their counsel, to the Department and the disclosure of evidence obtained as a result of the investigation subsequently conducted through their counsel~~.~~, and the extraordinary cooperation by Universal Brazil and its parent Universal Corporation throughout the Department’s investigation.
                      c..   At the time of the initial disclosure, the conduct was unknown to the Department.
                      d.   By entering into a Non-Prosecution Agreement with the Department and USAO, Universal Corporation, Universal Brazil’s parent corporation, has, among other things, agreed to: (i) implement a compliance and ethics program designed to detect and prevent violations of the FCPA, other anti-corruption laws, and all applicable foreign bribery laws throughout its operations, including those of Universal Brazil, subsidiaries, affiliates, and successors as described in Appendix D; and (ii) engage an independent corporate monitor as described in Appendix C.
           22.   The parties agree not to seek any adjustments to, or departures from, the agreed upon payment of $4,400,000 as set forth herein.
           23.   Organizational Probation.  The parties agree that a three (3) year term of organizational probation is appropriate in this case and shall include, as conditions of probation: (a) the engagement of an independent corporate monitor as described in Appendix C, (b) the maintenance of a corporate compliance program as described in Appendix D; and any other conditions ordered by the Court.
           24.    The Defendant understands that the Court is not bound by the recommendations of the parties or those made in any pre-sentence report.  Because this Agreement is made under Rule 11(c)(1)(B) of the Federal Rules of Criminal Procedure, Defendant may not withdraw any guilty plea or rescind this Agreement if the Court does not follow the agreements or recommendations herein.
Waiver of Presentence Investigation and Consolidation of Plea and Sentencing
           25.    The parties agree, subject to the Court’s approval, to waive the requirement for a presentence report, pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power.  However, the parties agree that in the event the Court orders the preparation of a presentence report prior to sentencing, such order will not affect the agreement set forth herein.  Additionally, if the Court directs the preparation of a presentence report, the Department will fully inform the preparer of the presentence report and the Court of the facts and law related to Defendant’s case.
           26.           The parties further agree to request that the Court combine the entry of the plea and sentencing into one proceeding.  However, the parties agree that in the event the Court orders that the entry of the guilty plea and sentencing hearing(s) occur at separate proceedings, such an order will not affect the agreement set forth herein.
Breach of Agreement
           27.           If Defendant, or Universal Corporation, breaches the terms of this Agreement, or commits any new criminal offense between signing this Agreement and sentencing, the United States is relieved of its obligations under this Agreement, but Defendant may not withdraw its guilty plea.  Whether Defendant has breached any provision of this Agreement shall be determined solely by the United States.
           28.           In the event of a breach of this Agreement by Defendant, should the United States elect to pursue any criminal charge or any civil or administrative action that was not filed as a result of this Agreement, then:
       a.           Defendant agrees that any applicable statute of limitations is tolled between the date of Defendant’s signing of this Agreement and the discovery by the United States of any breach by Defendant;
       b.           Defendant understands that the United States will be free to use against Universal Brazil or Universal Corporation, directly and indirectly, in any criminal or civil proceeding any of the information or materials provided by Universal or Universal Brazil pursuant to this agreement, as well as the admitted Statement of Facts attached hereto;
       c.           Defendant expressly acknowledges and incorporates by reference the Tolling Agreement and Tolling Agreement Extensions that have previously been entered into between Universal Corporation and the United States; and
       d.           Defendant waives all defenses based on the statute of limitations, any claim of preindictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement.
Complete Agreement
           29.           This document contains the full extent of the agreement between the parties. There are no other promises or agreements, express or implied.  Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.
FOR UNIVERSAL LEAF
TABACOS LTDA:	/s/ Preston D. Wigner
Preston D. Wigner
Attorney-in-Fact
Universal Leaf Tabacos LTDA
Rodovia BR 471 – KM 129,800
P.O. Box 1025
Distrito Industrial
96835-642 Santa Cruz Do Sul
Rio Grande Do Sul, Brazil

FOR UNIVERSAL CORPORATION:		/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel, Secretary,
and Chief Compliance Officer
Universal Corporation
9201 Forest Hill Avenue
Stony Point II Building
Richmond, VA 23235

FOR THE DEPARTMENT:		DENIS J. MCINERNEY
Chief
Fraud Section, Criminal Division

NEIL H. MACBRIDE
U.S. Attorney
U.S. Attorney’s Office for the
Eastern District of Virginia

	By:	/s/ Stacey K. Luck
Stacey K. Luck
Senior Trial Attorney
Fraud Section, Criminal Division
U.S. Department of Justice
1400 New York Avenue, N.W.
Washington, D.C. 20005

	By:	/s/ Michael S. Dry
Michael S. Dry
Assistant United States Attorney
United States Attorney’s Office
Eastern District of Virginia
1800 East Main Street
Richmond, Virginia 23219

Filed at Richmond, Virginia on August 6, 2010.

OFFICER’S CERTIFICATE
            I have read this Agreement and carefully reviewed every part of it with counsel for Universal Leaf Tabacos Ltda. (“Universal Brazil”).  I understand the terms of this Agreement and voluntarily agree, on behalf of Universal Brazil, to each of its terms.  Before signing this Agreement on behalf of Universal Brazil, I consulted with the attorney for Universal Brazil.  The attorney fully advised me of the rights of Universal Brazil, of possible defenses, the sentencing guidelines provisions, and of the consequences of entering into this Agreement.
            I have carefully reviewed this Agreement with the Board of Directors of Universal Brazil.  I have advised, and caused outside counsel for Universal Brazil to advise, the Board fully of the rights of Universal Brazil, of possible defenses, and of the consequences of entering into the Agreement.
            No promises or inducements have been made other than those contained in this Agreement.  Furthermore, no one has threatened or forced me to enter into this Agreement.  I am also satisfied with the attorneys’ representation in this matter.
            I certify that I am an officer of Universal Brazil and that I have been duly authorized by Universal Brazil to execute this Agreement on behalf of Universal Brazil.
Date: August 6, 2010	UNIVERSAL LEAF TABACOS LTDA

	By:	/s/ Preston D. Wigner
Preston D. Wigner

OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with counsel for Universal Corporation (“Universal”).  I understand the terms of this Agreement and voluntarily agree, on behalf of Universal, to each of its terms.  Before signing this Agreement on behalf of Universal, I consulted with the attorney for Universal.  The attorney fully advised me of the rights of Universal, of possible defenses, the sentencing guidelines provisions, and of the consequences of entering into this Agreement.
I have carefully reviewed this Agreement with the Board of Directors of Universal.  I have advised, and caused outside counsel for Universal to advise, the Board fully of the rights of Universal, of possible defenses, and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in this Agreement.  Furthermore, no one has threatened or forced me to enter into this Agreement.  I am also satisfied with the attorney’s representation in this matter.
I certify that I am an officer of Universal and that I have been duly authorized by Universal to execute this Agreement on behalf of Universal.
Date:  August 6, 2010
UNIVERSAL CORPORATION

By:	/s/ Preston D. Wigner
Preston D. Wigner

CERTIFICATE OF COUNSEL
            We are counsel for Universal Corporation and Universal Leaf Tabacos Ltda. (collectively referred to herein as “Universal”) in the matter covered by this Agreement.  In connection with such representation, we have examined relevant Universal documents and have discussed this Agreement with the Board of Directors of Universal.  Further, we have carefully reviewed every part of this Agreement with the Board of Directors and General Counsel of Universal.  We have fully advised them of Universal’s rights, of possible defenses, the sentencing guidelines provisions, and of the consequences of entering into this Agreement.  Based on our review of the foregoing materials and discussions, we are of the opinion that Universal’s representative has been duly authorized to enter into this Agreement on behalf of Universal.  This Agreement has been duly and validly authorized, executed, and delivered on behalf of Universal and is a valid and binding obligation of Universal.  To our knowledge, Universal’s decision to enter into this Agreement is an informed and voluntary one.

Date: 8/6/2010	/s/ Patrick R. Hanes
Patrick R. Hanes, Esq.
Edward J. Dillon, Esq.
Williams Mullen
200 South 10th Street
Richmond, Virginia 23219

APPENDIX A
CERTIFICATE OF CORPORATE RESOLUTIONS
A copy of the executed Certificate of Corporate Resolutions is annexed hereto as “Appendix A.”

UNIVERSAL LEAF TABACOS LTDA.

CERTIFICATE OF CORPORATE RESOLUTIONS

I, Airton Luis Hentschke, Brazilian, [personal information redacted], do hereby certify that I am the Director President of Universal Leaf Tabacos Ltda., a Brazilian limited company, headquartered at Rodovia BR 471 Km 129.8, unnumbered, in Distrito Industrial, in the City of Santa Cruz do Sul, State of Rio Grande do Sul, and that the following is an accurate excerpt of certain resolutions adopted by the Directors of Universal Leaf Tabacos Ltda. at a meeting held on April 30, 2010, at which a quorum was present:

WHEREAS, Universal Leaf Tabacos Ltda. (“Universal Brazil”), through its parent company, Universal Corporation (“Universal”),  has been engaged in discussions with the United States Department of Justice (the “Department”) and the United States Securities and Exchange Commission in connection with possible violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); and

WHEREAS, in order to resolve such discussions with the Department, the Department has proposed that Universal Brazil and Universal enter into a Plea Agreement with the Department, a copy of which is attached hereto as Exhibit A (the “Plea Agreement”); and

WHEREAS, the terms of the Plea Agreement, among other things, require that (i) the Department, Universal Brazil and Universal recommend to the United States District Court for the Eastern District of Virginia (the “Court”) a fine of $4.4 million as the amount that is appropriate under the circumstances to resolve fully the matter with the Department, with the Court retaining under the law the final determination of the appropriate fine to be imposed, and (ii) Universal retain an independent corporate monitor for a term of three years; and

WHEREAS, the Directors of Universal Brazil find it to be in the best interests of Universal Brazil to resolve the matters with the Department on the terms and conditions set forth below.

NOW, THEREFORE, BE IT:

RESOLVED, that Preston D. Wigner, United States citizen, [personal information redacted], the Vice President, General Counsel, Secretary and Chief Compliance Officer of Universal (the “Attorney-in-Fact”), be, and he hereby is, appointed as Universal Brazil’s attorney-in-fact with full power of substitution and with full power and authority to do all things necessary on behalf of Universal Brazil to resolve the matters with the Department, including but not limited to appearing in

Court  to enter  a guilty plea on  behalf of Universal  Brazil as contemplated by the Plea Agreement  and accepting the sentence of the Court;
and be it

FURTHER RESOLVED, that the Plea Agreement be, and it hereby is, approved and adopted in all respects in substantially the form as set forth in Exhibit A; that all of the ancillary documents and agreements that are contemplated by the Plea Agreement in connection with resolving the matters with the Department be, and they hereby are, approved and adopted in all respects and that all of the transactions related to the resolution of such matters be, and they hereby are, approved and adopted in all respects; and be it

FURTHER RESOLVED, that Airton Luis Hentschke, a director of Universal Brazil (the “Director”), and the Attorney-in-Fact be, and each of them hereby is, authorized and directed, in the name and on behalf of Universal Brazil, to execute the Plea Agreement and the ancillary documents and agreements that are contemplated by the Plea Agreement, with such modifications as they shall approve, and to deliver the same to the Department, such execution and delivery conclusively to evidence the due authorization and approval thereof by Universal Brazil; and be it

FURTHER RESOLVED, that the Director and the Attorney-in-Fact be, and each of them hereby is, authorized and directed, in the name and on behalf of Universal Brazil, to execute and deliver, or cause to be executed and delivered, such additional or other agreements, documents, certificates and instruments, and to take any and all steps and to do all things that they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions, and to pay or authorize the payment of any and all fines, fees and expenses in connection therewith; and be it

FURTHER RESOLVED, that any actions taken by the Director, the Attorney-in-Fact and any officers, attorneys or agents of Universal Brazil prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the acts and deeds of Universal Brazil.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remain in full force and effect on the date of this certification.

IN WITNESS WHEREOF, I have executed this Certificate on April 30, 2010.

/s/ Airton Luis Hentschke
Director President

POWER OF ATTORNEY

THIS POWER OF ATTORNEY, dated as of April 30, 2010, is made by Universal Leaf Tabacos Ltda., a Brazilian limited company, headquartered at Rodovia BR 471 Km 129.8, unnumbered, in Distrito Industrial, in the City of Santa Cruz do Sul, State of Rio Grande do Sul (“Universal Brazil”), by its legal representative, and appoints and constitutes Preston D. Wigner, United States citizen, [personal information redacted], and the Vice President, General Counsel, Secretary and Chief Compliance Officer of Universal Corporation, as its true and lawful attorney-in-fact (the “Attorney-in-Fact”), and provides as follows:

A.           Universal Brazil, through its parent company, Universal Corporation, a Virginia corporation (“Universal”), has been engaged in discussions with the United States Department of Justice (the “Department”) in connection with possible violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); and

B.           In order to resolve such discussions with the Department, the Department has proposed that Universal Brazil and Universal enter into a Plea Agreement with the Department, a copy of which is attached to the resolutions adopted by the Directors of Universal Brazil on April 30, 2010 (the “Plea Agreement”); and

C.           The terms of the Plea Agreement, among other things, require that the Department, Universal Brazil and Universal recommend to the court a fine of $4.4 million as the amount that is appropriate under the circumstances, with the court retaining under the law the final determination of the appropriate fine to be imposed; and

D.           The undersigned Directors of Universal Brazil find it to be in the best interests of Universal Brazil to appoint Preston D. Wigner as Universal Brazil’s attorney-in-fact to resolve the matters with the Department.

NOW, THEREFORE, the undersigned Directors, on behalf of Universal Brazil, hereby make, constitute and appoint, irrevocably, subject to the terms hereof, Preston D. Wigner as Universal Brazil’s true and lawful attorney-in-fact with full power and authority, for Universal Brazil and in Universal Brazil's name, place and stead, to do all things hereinafter set forth as follows:

1.           The Attorney-in-Fact is hereby empowered, in his sole discretion, to do all things necessary to resolve the matters with the Department on behalf of Universal Brazil, including but not limited to:

(a)
appearing in the United States District Court for the Eastern District of Virginia to consent to the filing of a two-count criminal information against Universal Brazil by the Department, waving indictment on the charges stated in the criminal information, entering a plea of guilty as to all charges stated in the criminal information and accepting the sentence of the Court; and

(b)	recommending to the United States District Court for the Eastern District of Virginia a fine of $4.4 million as the amount that is appropriate under the circumstances; and

(c)	executing the Plea Agreement and the ancillary documents and agreements that are contemplated by the Plea Agreement, with full power to make and approve any changes therein, including additions and amendments thereto, and delivering the same to the Department; and

(d)
in general, executing and delivering, or causing to be executed and delivered, such additional or other agreements, documents, certificates and instruments, with full power to make and approve any changes therein, including additions and amendments thereto, and taking any and all steps and doing all things that he may deem necessary or advisable, in his sole discretion, in order to resolve the matters with the Department, including the payment or authorization of the payment of any and all fines, fees and expenses in connection therewith.

2.           The Attorney-in-Fact is hereby empowered to determine, in his sole discretion, the time or times when, the purposes for, or the manner in which, any power herein conferred shall be exercised and the provisions of any instrument or document which may be executed by him pursuant hereto.

3.           All authority conferred hereby shall be deemed granted and conferred in contemplation and furtherance of the interests of Universal Brazil.  This Power of Attorney is irrevocable.

4.           This Power of Attorney shall terminate on April 30, 2015.

5.           Universal Brazil hereby agrees to indemnify and hold harmless the Attorney-in-Fact against any and all expenses, losses, claims, damages or liabilities, joint or several, to which he may become subject insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof), arise out of or are based upon any action taken or omitted to be taken by said Attorney-in-Fact pursuant hereto, except if such expenses, losses, claims, damages or liabilities shall result from the willful misconduct or a knowing violation of the criminal law by the Attorney-in-Fact.

6.           The Attorney-in-Fact shall have full power of substitution hereunder.  Such substitution shall be effected by notice thereof to Universal Brazil, signed by the Attorney-in-Fact as well as by his successor Attorney-in-Fact.  The provisions of Section 5 shall apply to any successor Attorney-in-Fact.

7.           This Power of Attorney for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the undersigned Directors sign their names as of the date first written above.

Santa Cruz do Sul

/s/ Airton Luis Hentschke
Name:	Airton Luis Hentschke
Title:	Director President

/s/ Julio Cesar Mantovani
Name:	Julio Cesar Mantovani
Title:	Finance Director

UNIVERSAL CORPORATION

CERTIFICATE OF CORPORATE RESOLUTIONS

I, Preston D. Wigner, do hereby certify that I am the Secretary of Universal Corporation, a company incorporated in Virginia, and that the following is an accurate excerpt of certain resolutions adopted by the Board of Directors of Universal Corporation at a meeting held on May 20, 2010, at which a quorum was present:

WHEREAS, Universal Corporation (the “Company”) has been engaged in discussions with the United States Department of Justice (the “Department”) and the United States Securities and Exchange Commission in connection with possible violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); and

WHEREAS, in order to resolve such discussions with the Department, the Department has proposed that the Company and Universal Leaf Tabacos Ltda., a Brazilian limited company (“Universal Brazil”), one of the Company’s indirectly-owned subsidiaries, enter into a Plea Agreement with the Department, a copy of which is attached hereto as Exhibit A (the “Plea Agreement”); and

WHEREAS, Universal Brazil’s Board of Directors has approved the Plea Agreement; and

WHEREAS, the terms of the Plea Agreement, among other things, require that (i) the Department, the Company and Universal Brazil recommend to the United States District Court of the Eastern District of Virginia (the “Court”) a fine of $4.4 million as the amount that is appropriate under the circumstances to resolve fully the matters with the Department, with the Court retaining under the law the final determination of the appropriate fine to be imposed, and (ii) the Company retain an independent corporate monitor for a term of three years; and

WHEREAS, in connection with the Plea Agreement, the Department has agreed to enter into a Non-Prosecution Agreement with the Company, a copy of which is attached hereto as Exhibit B (the “Non-Prosecution Agreement”); and

WHEREAS, the Board of Directors finds it to be in the best interests of the Company to resolve the matters with the Department on the terms and conditions set forth below.

NOW, THEREFORE, BE IT:

RESOLVED, that Preston D. Wigner, the Vice President, General Counsel Secretary and Chief Compliance Officer of the Company (the “Attorney-in-Fact”), be, and he hereby is, appointed as the Company’s attorney-in-fact with full power of substitution and with full power and authority to do all things necessary on behalf of the Company to resolve the matters with the Department, including but not limited to appearing in Court to enter a guilty plea on behalf of Universal Brazil as contemplated by the Plea Agreement and accepting the sentence of the Court on behalf of Universal Brazil; and be it

FURTHER RESOLVED, that the Plea Agreement be, and it hereby is, approved and adopted in all respects in substantially the form as set forth in Exhibit A; that all of the ancillary documents and agreements that are contemplated by the Plea Agreement in connection with resolving the matters with the Department be, and they hereby are, approved and adopted in all respects and that all of the transactions related to the resolution of such matters be, and they hereby are, approved and adopted in all respects; and be it

FURTHER RESOLVED, that George C. Freeman III, the Chairman, President and Chief Executive Officer of the Company, David C. Moore, the Senior Vice President and Chief Financial Officer of the Company, and William K. Brewer, the Executive Vice President and Chief Operating Officer of the Company (collectively, the “Proper Officers”) and the Attorney-in-Fact be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute the Plea Agreement and the ancillary documents and agreements that are contemplated by the Plea Agreement, with such modifications as they shall approve, and to deliver the same to the Department, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Company; and be it

FURTHER RESOLVED, that the Non-Prosecution Agreement be, and it hereby is, approved and adopted in all respects in substantially the form as set forth in Exhibit B; that all of the ancillary documents and agreements that are contemplated by the Non-Prosecution Agreement in connection with resolving the matters with the Department be, and they hereby are, approved and adopted in all respects and that all of the transactions related to the resolution of such matters be, and they hereby are, approved and adopted in all respects; and be it

FURTHER RESOLVED, that the Proper Officers and the Attorney-in-Fact be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute the Non-Prosecution Agreement and the ancillary documents and agreements that are contemplated by the Non-Prosecution Agreement, with such modifications as the Proper Officers and the Attorney-in-Fact executing the same shall approve, and to deliver the same to the Department, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Company; and be it

FURTHER RESOLVED, that the Proper Officers and the Attorney-in-Fact be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or cause to be executed and delivered, such additional or other agreements, documents, certificates and instruments, and to take any and all steps and to do all things that they may deem

2

necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions, and to pay or authorize the payment of any and all fines, fees and expenses in connection therewith; and be it

FURTHER RESOLVED, that any actions taken by the Proper Officers, the Attorney-in-Fact and any officers, attorneys or agents of the Company prior to the date of this meeting that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the acts and deeds of the Company.

I further certify that the aforesaid resolutions have not been amended or revoked in any respect and remain in full force and effect on the date of this certification.

IN WITNESS WHEREOF, I have executed this Certificate on August 5, 2010.

/s/ Preston D. Wigner
Preston D. Wigner, Secretary

COMMONWEALTH OF VIRGINIA	)
)
CITY OF RICHMOND	)

The foregoing instrument was acknowledged before me, Karoline M. Barbie, Notary Public, this 5th day of  August, 2010, by Preston D. Wigner, Secretary, who is personally known to me.  Preston D. Wigner voluntarily acknowledged this instrument as  resolutions of Universal Corporation, on behalf of the corporation.

/s/ Karoline M. Barbie
Notary Public

Registration Number:	7045379
My commission expires:	9/30/10

[Notary Seal]

3

APPENDIX B
STATEMENT OF FACTS
The following Statement of Facts is incorporated by reference as part of (a) the Non-Prosecution Agreement between the Fraud Section, Criminal Division of the United States Department of Justice (“the Fraud Section”), the United States Attorney’s Office for the Eastern District of Virginia (“USAO”) (collectively referred to as “the Department”), and Universal Corporation (“Universal”), and (b) the Plea Agreement between the Department and Universal Leaf Tabacos Ltda. (“Universal Brazil”).  The Department, Universal, and Universal Brazil agree that the following facts are true and correct:
I.	Relevant Entities and Individuals
    1.    Universal Corporation (“Universal”) was a Virginia corporation headquartered in Richmond, Virginia. Universal, through its subsidiaries, was a worldwide purchaser and supplier of processed leaf tobacco.  Universal issued and maintained a class of publicly-traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, Title 15, United States Code, Section 78l, and publicly traded on the New York Stock Exchange.  Universal was required to file periodic reports with the United States Securities and Exchange Commission (“SEC”) under Section 13 of the Securities Exchange Act, Title 15, United States Code, Section 78m.  Accordingly, Universal was an “issuer” within the meaning of the Foreign Corrupt Practices Act (“FCPA”), Title 15, United States Code, Section 78dd-1(a).  By virtue of its status as an issuer within the meaning of the FCPA, Universal was required to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflected the transactions and disposition of assets of Universal and its subsidiaries, including those of Universal Brazil.

    2.    Universal Leaf Tabacos Ltda. (“Universal Brazil”), a wholly owned subsidiary of Universal, was a Brazilian corporation, headquartered in Santa Cruz do Sul, Brazil. Universal Brazil was a “person” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3.  As more fully described herein, individuals and entities affiliated with and acting on behalf of Universal Brazil while in the territory of the United States, used and caused the use of the mails and means and instrumentalities of interstate commerce and performed other acts in furtherance of an offer, promise, authorization, or payment of money or anything of value to foreign government officials for the purpose of assisting in obtaining or retaining business for, or directing business to, any person all within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3.
    3.    Universal Leaf Tobacco Company, Incorporated (“Universal Leaf Tobacco”), a wholly owned subsidiary of Universal, was a Virginia corporation, headquartered in Richmond, Virginia.  Universal Leaf Tobacco was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2.
    4.    LATCO, Inc. (“LATCO”) was a Virginia corporation and a wholly owned subsidiary of Universal.  LATCO was an entity used by Universal Brazil to make commission payments to its sales agents, in addition to other purposes.  LATCO’s accounts were consolidated annually into Universal’s year-end results.  LATCO was a “domestic concern” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-2.
    5.    The Thailand Tobacco Monopoly (“TTM”) was a Thai government-owned tobacco monopoly located in Bangkok, Thailand.  The Government of Thailand established the TTM, an agency and instrumentality of the government, to manage and control the government-owned tobacco industry in Thailand.  The TTM supervised the cultivation of domestic tobacco

2

crops, the purchase of tobacco imports and the manufacture of cigarettes and other tobacco products in Thailand.  Employees and representatives of the TTM were “foreign officials” within the meaning of the FCPA, Title 15, United States Code, Section 78dd-3(f)(2)(A).
    6.    Employee A, a U.S. citizen, was the President of Universal Brazil.
    7.    Employee B, a Brazilian citizen, was the Commercial Director for Universal Brazil.
    8.    Employee C, a Brazilian citizen, was a Sales Manager for Universal Brazil.  Employee C was the account manager for the TTM account from 2000 to 2003.
    9.    Employee D, a Zimbabwean citizen, was a Sales Director for Universal Brazil.  Employee D supported Employee C on the TTM account from 2000 to 2002.
    10.    Employee E, a Brazilian citizen, was the Finance Director for Universal Brazil.
    11.    Employee F, a Brazilian citizen, was the Export Superintendent for Universal Brazil.
    12.    Employee G, a Brazilian citizen, was a Sales Manager for Universal Brazil.  Employee G took over the TTM account from Employee C and was the TTM account manager from 2003 to 2004.
    13.    Employee H, a Zimbabwean citizen, was the Sales Director for Universal Leaf Asia.  Employee H played a supporting role to Universal Brazil for accounts in Asia, including the TTM account.  Employee H was an acquaintance of Agent X, and Agent X included Employee H in communications regarding kickback payments to TTM representatives.
    14.    Employee I, a Brazilian citizen, was an account manager in Brazil.

3

    15.    Employee J, a U.S. citizen, was a Vice President of Universal Leaf Tobacco.  Between June 2000 and August 2001, Employee J approved wiring instructions for payments to Agent X requested by Universal Brazil to be paid by LATCO.
    16.    Employee K, a U.S. citizen, was the Controller of Universal.  In September 2002, Employee K approved wiring instructions for a payment to Agent X requested by Universal Brazil to be paid by LATCO.
    17.     Employee L, a U.S. citizen, was the Director of Financial Accounting for Universal Leaf Tobacco.  Between September 2003 and December 2004, Employee L approved wiring instructions for payments from LATCO to Agent X requested by Universal Brazil.
    18.    Agent X was a Thai national who was hired by Universal Brazil in early 2000 as its sales agent to facilitate the company’s sale of processed leaf tobacco to the TTM.
    19.    Corporation Y was a competitor of Universal Brazil and Corporation Z.  Corporation Y entered into an agreement with Universal Brazil and Corporation Z to jointly pay kickbacks to representatives of the TTM in exchange for securing orders for the sale of processed leaf tobacco to the TTM for itself, Universal Brazil, and Corporation Z.
    20.    Corporation Z was a competitor of Universal Brazil and Corporation Y.  Corporation Z entered into an agreement with Universal Brazil and Corporation Y to jointly pay kickbacks to representatives of the TTM in exchange for securing orders for the sale of processed leaf tobacco to the TTM for itself, Universal Brazil, and Corporation Y.
II.           The Kickback Scheme
    21.    From in or around March 2000, to in or around July 2004, the TTM awarded Universal Brazil five (5) orders for the sale of Brazilian leaf tobacco.  To obtain these orders,

4

between June 2000 and December 2004, Universal Brazil paid approximately $697,800 in kickbacks to representatives of the TTM through Agent X.
    22.    The scheme was initiated in or about March 2000, at or about the time representatives of the TTM traveled to Brazil to visit potential suppliers of tobacco, including Universal Brazil, Corporation Y, and Corporation Z.  Agent X accompanied the TTM representatives during their visit to facilitate the sales discussions.
    23.    On March 11, 2000, Employee A hosted a dinner for the TTM delegation at his home in Brazil, which was attended by Agent X, Employee B, Employee C, and Employee D.
    24.    After the dinner, Agent X informed, at least, Employee C and D that for Universal Brazil to secure a sales order with the TTM, Universal Brazil would have to pay “special expenses” to TTM representatives.  The term “special expenses” was understood by the employees and Agent X to refer to kickbacks to certain TTM representatives.  The employees and Agent X also understood that the kickbacks would be paid to ensure that only those tobacco suppliers that paid the kickbacks would be awarded sales orders.
    25.    On March 29, 2000, Employee C informed Agent X that Universal Brazil would pay the kickbacks to the TTM representatives to secure the orders and the company’s market share of the sales to the TTM.
    26.    On March 29, 2000, the TTM awarded Universal Brazil and Corporations Y and Z orders for the sale of Brazilian leaf tobacco.
    27.    Beginning in or about July 2000 and continuing until in or about 2004, in order to generate the funds to pay the kickbacks to the TTM representatives, Universal Brazil, Corporation Y, and Corporation Z, through communications among their employees and respective sales agents, agreed that a specified amount would be added to their individual sales

5

prices for processed leaf tobacco.  Universal Brazil entered into this agreement with Corporations Y and Z with an understanding that all three companies would use the excess funds from the sales they secured from the TTM to remit payments to their respective agents who would then pay the kickbacks to the TTM representatives.
    28.    Each year between 2000 and 2004, after the TTM purchased tobacco from Universal Brazil, Universal Brazil sent Agent X multiple commission payments, including: (a) a standard commission payment relating to the assistance Agent X provided in finalizing the order; and (b) an additional payment to be used to pay the kickbacks to the TTM representatives.  Agent X directed Universal Brazil to transfer the kickback payments to separate bank accounts and under different names than the bank accounts to which the standard commission payments were transferred.  As a result, the kickback payments were paid to accounts in Thailand and Hong Kong that were not associated with Agent X’s name, and the standard commission payments were paid to accounts in Thailand and Germany to accounts that included (or were associated with) Agent X’s name.
    29.    Internally, at Universal Brazil, to process the payments, each year the account manager would prepare a cost sheet which outlined the sales expenses for each order.  The cost sheet contained separate line items for “commission” payments and “special expenses.”
    30.    Knowing that “special expenses” were included in the costs for the sales to the TTM, Employees A and B approved the sales.
    31.    After the sales to the TTM were finalized and money was received from the customer, the TTM account manager would submit a form to Employee E, the Financial Director, to make the standard commission payments and the kickback payments to Agent X.  Employee E reviewed the payment requests and authorized them.

6

    32.    After Employee E authorized the payments, Employee F sent instructions to individuals in Richmond, Virginia, who processed and recorded payments for LATCO to pay Agent X.  In 2000 and sometimes thereafter, the kickback payments were described in the instructions as sales commissions.  During 2001 and 2003through 2004, the kickback payments were characterized in the instructions as “special expenses.”
    33.    Employee E, Employee J, Employee K, and Employee L, recorded the kickback payments as “commission” payments to Agent X.
A.           Tobacco Sales to the TTM from 2000 - 2004
    34.    Each year, Universal Brazil account managers and Agent X worked together to negotiate the sales orders with the TTM representatives.  Once the orders were negotiated, senior executives from Universal Brazil approved and executed the orders and employees from Universal and Universal Leaf Tobacco assisted in the transfer of the kickback payments to Agent X.
1.     The 2000 Sales Contract
    35.    As described above, in or about March 2000, Agent X informed, at least, Employees C and D that to secure an order with the TTM, kickbacks payments would have to be paid.
    36.    On March 23, 2000, Employee C sent a facsimile to Agent X confirming that Universal Brazil would pay the kickbacks and providing a chart breaking down the price of the sales offer to the TTM.  The price included kickbacks or “special charges.”  The facsimile stated that Universal Brazil and Corporation Y would offer at the same sale price as suggested by Agent X and include extra money to be used to pay kickbacks to the TTM representatives.

7

    37.    On or after March 23, 2000, Employees A and B were made aware that “special expenses” were included in the costs for the sales to the TTM and approved the sales.
    38.    On March 29, 2000, the TTM awarded Universal Brazil a sales order valued at approximately $1,617,904.  The price included the kickback payments to be paid to the TTM representatives.
    39.    On May 4, 2000, Universal Brazil delivered the agreed upon shipment of tobacco leaf to the TTM in Bangkok, Thailand.
    40.    Between on or about June 12 and July 6, 2000, Employee C and Employee E signed internal documents authorizing the payment of multiple commission payments, including the “special expense” payments, to Agent X.
    41.    On June 12, 2000, Employee B and Employee E sent a facsimile from Brazil to Employee J, located in Richmond, Virginia, directing Employee J to wire transfer Agent X $50,000, described as a commission payment, from LATCO into a Bangkok bank account that was not in Agent X’s name or associated with Agent X’s business.  The $50,000 was to be used to pay part of the kickback payment to the TTM representatives in exchange for the award of the sales contract.
    42.    On July 6, 2000, Employee F sent a facsimile from Brazil to Employee J, located in Richmond, Virginia, directing Employee J to wire transfer another $50,000, described as a sales commission, from LATCO to the same Bangkok bank account as the prior $50,000 payment.   The $50,000 was to be used to pay the remainder of the kickback payment to the TTM representatives in exchange for the award of the sales contract.
    43.    On July 7, 2000, Universal Brazil paid Agent X approximately $70,752 from Universal Brazil’s Brazilian bank account into a bank account, in Agent X’s name, in Germany.

8

The payment was Agent X’s standard commission payment which represented 5 percent of the total value of the sale to the TTM.
    44.     On June 15, 2000 and July 10, 2000, Employee J directed the payments requested on June 12 and July 6, 2000, to be transferred to the Bangkok bank account.
2.          The 2001 Sales Contract
    45.    Between in or about January 2001 and April 2001, Employee C negotiated an order with the TTM with Agent X’s assistance.
    46.    On April 2, 2001, Employee C sent a facsimile from Universal Brazil’s office to the TTM Managing Director in Thailand providing a bid for the sale of processed leaf tobacco for the 2001 crop.  The bid contained an amount intended to be used to pay kickbacks to TTM’s Managing Director and other TTM representatives.
    47.     Between April 2, 2001, and July 23, 2001, the TTM awarded a sales contract to Universal Brazil valued at approximately $4,560,054.  The sales prices included the kickback payments to be paid to the TTM representatives.
    48.     On June 28, 2001, Agent X emailed Employee C and Employee H asking that the 50 percent “prepayment” of special expenses be remitted to an account in Hong Kong.  Agent X instructed that Universal Brazil should not mention Agent X’s name in the remittance instruction.
    49.    On July 5, 2001, Employee F sent a facsimile to Employee J, located in Richmond, Virginia, directing Employee J to pay Agent X $110,000 described as a commission payment from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.

9

    50.    On August 20, 2001, Employee I, an account manager in Brazil assisting with the TTM account, sent a facsimile to Employee J, located in Richmond, Virginia, directing Employee J to pay Agent X $110,000 from LATCO to the same Hong Kong bank account as the prior $110,000 payment.  The text of the facsimile noted that the $110,000 was for the “50% (Balance) of ‘special expenses’” to be paid.
    51.    On July 10, 2001 and August 23, 2001, Employee J directed the payments requested on July 5 and August 20, 2001, to be transferred to the Hong Kong bank account.
3.          The 2002 Sales Contract
    52.    On April 24, 2002, Agent X and the agents for Corporations Y and Z met with the Managing Director of the TTM to negotiate prices for the 2002 tobacco crop.  After the meeting, Agent X sent Employee C and Employee H an email stating that the agents and the Managing Director had agreed that the special expenses would be 45 cents per kilogram of the processed leaf tobacco purchased by the TTM.
    53.    Between March 2002 and May 2002, the TTM awarded a sales contract to Universal Brazil valued at approximately $1,075,200.
    54.    On September 4, 2002, Agent X sent an email to Employee G and Employee H asking to be paid the kickback payments.  In the email, Agent X wrote, “please be advised not to state ‘special expenses for TTM’ in the bank application form for remittance otherwise the Hong Kong account will have a problem.”
    55.    On September 17, 2002, Employee F, located in Brazil, sent an email to Employee K, located in Richmond, Virginia, requesting that Agent X be paid $86,400 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent

10

X’s business.  In the email, Employee F instructed that “no reference should be made” regarding Agent X when the money was transferred.
    56.    On September 20, 2002, Employee K directed the payment requested on September 17, 2002, be transferred to the Hong Kong bank account.
4.          The 2003 Sales Contract
    57.    In early 2003, Employee G replaced Employee C as the account manager for the TTM account.  Between in or about January 2003 and April 2003, Employee G, with the assistance of Agent X, negotiated Universal Brazil’s tobacco sale to the TTM for the 2003 crop.
    58.    In or around April 2003, the TTM awarded a sales order to Universal Brazil valued at approximately $1,130,880.  The order price included the kickback payments to be paid to the TTM representatives.
    59.    On or about September 1, 2003, Employee F sent an email to Employee L, located in Richmond, Virginia, requesting that Agent X be paid $96,000 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.  In the email, Employee F explained that the “payment refers to ‘Special Expenses’ covering our sale to Thailand.”
    60.    On September 5, 2003, Employee L directed the payment requested on September 1, 2003, be transferred to the Hong Kong bank account.
5.          2004 Contract
    61.    In or about July 2004, Employee G, with the assistance of Agent X, negotiated Universal Brazil’s tobacco sale to the TTM for the 2004 crop.
    62.    On July 13, 2004, during the negotiations, Employee G sent Agent X an email regarding the prices that should be proposed to the TTM during the bid process.  In the email,

11

Employee G expressed concern that the TTM may consider bids from vendors other than Universal Brazil and Corporations Y and Z.  Employee G wrote that he wanted the same “special expenses” to be maintained.
    63.    On November 25, 2004, Agent X sent an email to Employee G advising that the “special expenses” had increased from the prior year and would be paid as part of the sale.
    64.    In or around November 2004, the TTM awarded a sales order to Universal Brazil valued at approximately $1,472,256.  The price included the kickback payments to be paid to the TTM representatives.
    65.    On December 7, 2004, Employee F, located in Brazil, sent an email to Employee L, located in Richmond, Virginia, requesting that Agent X be paid $195,040 from LATCO to a Hong Kong bank account that was not in Agent X’s name or associated with Agent X’s business.  In the email, Employee F explained that the “payment refers to ‘Special Expenses’ covering our 2004 sale to Thailand Tobacco Monopoly.”  In the same email, Employee F also requested Employee L transfer more than $61,000 for Agent X to a German bank account as payment for Agent X’s “5% commission.”
    66.    On December 10, 2004, Employee L directed the payment requested on December 7, 2004, be transferred to the Hong Kong bank account.
B.           Total Kickback Payments
    67.    Between in or around June 2000 and December 2004, Universal Brazil paid approximately $697,800 in kickbacks to its agent with the intent that the money would be passed on to TTM representatives to influence the representatives to award orders to Universal Brazil for the sale of processed leaf tobacco.

12

    68.    The scheme ended in or about April 2005 when the TTM switched to an “electronic auction” process to award orders.  The electronic auction process increased the transparency of all of the bids received by the TTM, allowed for more open competition, and prevented Universal Brazil and Corporation Z from including additional amounts in the price of their tobacco sales, thereby eliminating the ability of the companies to mask kickback payments used to secure sales orders.
III.         Universal’s Books and Records
    69.    From in or around 2000 through in or around 2004, Employee E and others falsely characterized Universal Brazil’s kickback payments to TTM representatives in Universal Brazil’s books, records and accounts as “commission payments” to Agent X.
    70.    At the end of Universal’s fiscal years 2000 through 2004, the books, records and accounts of Universal’s wholly owned subsidiaries, including those of Universal Brazil containing the false characterizations of the kickback payments to TTM representatives, were incorporated into the books, records and accounts of Universal for purposes of preparing Universal’s year-end financial statements.
IV.           Universal’s Internal Controls
    71.    Universal Brazil’s employees, including Employees E and F, directed that kickback payments be paid through LATCO, a wholly owned Universal subsidiary.  The financial records of LATCO were maintained with insufficient oversight or review by Universal’s legal, finance, or compliance departments and were never audited by Universal during the period from 2000 to 2004.
    72.    Universal Brazil’s Finance Department and executives and employees from either Universal or Universal Leaf Tobacco, including Employee J, Employee K, and Employee L,

13

approved or directed the transfer of the multiple “commission” payments to Agent X even though: (a) some of the payments were described as “special expense” payments; (b) there was no contractual basis for the payment of the additional commission amounts; (c) the payments were to accounts unassociated with the Agent; (d) the instructions that were provided when wiring the money indicated that Universal should not identify the agent or that the amounts were for “special expenses;” and (e) the payments were above the standard five (5) percent commission typically paid by Universal Brazil to its agents.
73.           Universal Brazil did not conduct sufficient due diligence prior to engaging Agent X.

14

APPENDIX C
INDEPENDENT CORPORATE MONITOR

1.        Within sixty (60) calendar days of the execution of (a) the Non-Prosecution Agreement between the Fraud Section, Criminal Division of the United States Department of Justice (“the Fraud Section”) and the United States Attorney’s Office for the Eastern District of Virginia (“USAO”) (collectively referred to as the “Department of Justice” or the “Department”) and Universal Corporation (“Universal” or “the Company”) and (b) the Plea Agreement between the Department and Universal Leaf Tabacos Ltda. (“Universal Brazil”), Universal Corporation, on behalf of itself and its subsidiary Universal Brazil, agrees to engage an independent corporate monitor (the “Monitor”) for a period of three (3) years.  The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of the Non-Prosecution Agreement and the Plea Agreement (collectively referred to as the “Agreements”) so as to specifically address and reduce the risk of the recurrence of misconduct, including evaluating the Company’s corporate compliance program with respect to the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Section 78dd-1, et seq., and other relevant anti-corruption laws, and making recommendations for improvement.  Within thirty (30) calendar days after the signing of the Agreements, and after consultation with the Department, the Company will propose to the Department three candidates to serve as the Monitor. The Monitor candidates shall have, at a minimum, the following qualifications:
a.           demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues;
b.           experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA-specific policies, procedures and controls;

c.           the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreements; and
d.           sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties as described in the Agreements.
2.           The Department retains the right, in its sole discretion, to choose the Monitor from among the Monitor candidates proposed by the Company.  The Monitor’s term shall be three (3) years from the date on which the Monitor is approved by the Department, subject to extension or early termination as described in the Non-Prosecution Agreement.  The Monitor’s duties and authority, and the obligations of the Company with respect to the Monitor and the Department, are set forth below.
3.           The Company agrees that it will not employ or be affiliated with the Monitor for a period of not less than one year from the date the Monitor’s work has ended.
4.           The Monitor will review and evaluate the effectiveness of the Company’s internal controls, record-keeping, and existing or new financial reporting policies and procedures as they relate to the Company’s compliance with the books and records, internal accounting controls and anti-bribery provisions of the FCPA, and other applicable anti-corruption laws.  This review and evaluation shall include an assessment of the policies and procedures as actually implemented. The retention agreement between the Company and the Monitor will reference this Agreement and include this Agreement as an attachment so the Monitor is fully apprised of his or her duties and responsibilities.
5.           The Company shall cooperate fully with the Monitor and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the compliance program and operations of the Company within the scope of his

2

or her responsibilities under this Agreement.  To that end, the Company shall provide the Monitor with access to all information, documents, and records that are not subject to protection from disclosure by the attorney-client privilege or the attorney work product doctrine and facilities and/or employees that fall within the scope of responsibilities of the Monitor under this Agreement.  In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities and/or employees of the Company on grounds that the information, documents, records, facilities and/or employees are protected by the attorney-client privilege or the attorney work product doctrine, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.  If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Department.  Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim.
6.           Any disclosure by the Company to the Monitor concerning corrupt payments, related books and records and related internal controls shall not relieve the Company of its obligation truthfully to disclose such matters to the Department
7.           The parties agree that the Monitor is an independent third-party, not an employee or agent of the Company or the Department, and that no attorney-client relationship shall be formed between the Company and the Monitor.
8.           The Company agrees that:
a.      The Monitor shall assess whether the Company’s existing policies, procedures, and internal controls are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.

3

b.      The Monitor shall assess, monitor, and evaluate the Company’s compliance with the terms of the Agreements.
c.      The Monitor shall oversee the Company’s implementation of and adherence to all existing, modified or new policies, procedures, or internal controls relating to FCPA compliance, including the minimum policies and procedures set forth in Appendix D.
d.      The Monitor shall ensure that the Policies and Procedures are appropriately designed to accomplish their goals.

e.   During the three (3) year term, the Monitor shall conduct an initial review and prepare an initial report, followed by two follow-up reviews and reports as described below:
(i)           With respect to each of the three (3) reviews, after initial consultations with the Company and the Department, the Monitor shall prepare a written work plan for each review, which shall be submitted at least sixty (60) days in advance to the Company and the Department for comment.  In order to conduct an effective initial review and to understand fully any existing deficiencies in the existing policies, procedures, and internal controls related to the FCPA and other applicable anti-corruption laws, the Monitor’s initial work plan shall include such steps as are reasonably necessary to develop an understanding of the facts and circumstances surrounding any violations that may have occurred, but the parties do not intend that the Monitor will conduct his or her own inquiry into those historical events.  Any disputes between the Company and the Monitor with respect to the work plan shall be decided by the Department in its sole discretion.
(ii)           In connection with the initial review, the Monitor shall issue a written report within one hundred twenty (120) calendar days of the engagement of the Monitor setting forth the Monitor’s assessment and, if appropriate and necessary, making

4

recommendations reasonably designed to improve the Policies and Procedures of the Company for ensuring compliance with the FCPA and other applicable anti-corruption laws.  The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to Deputy Chief, FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Ave., N.W., Bond Building, Fourth Floor, Washington, DC 20005.  The Monitor may extend the time period for issuance of the report with prior written approval of the Department.
(iii)           Within one-hundred twenty (120) calendar days after receiving the Monitor’s report, the Company shall adopt the recommendations set forth in the report; provided, however, that within sixty (60) calendar days after receiving the report, the Company shall advise the Monitor and the Department in writing of any recommendations that the Company considers unduly burdensome, impractical, costly or otherwise inadvisable.  With respect to any recommendation that the Company considers unduly burdensome, impractical, costly or otherwise inadvisable, the Company need not adopt that recommendation within that one-hundred twenty (120) calendar day period; instead, the Company may propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.  As to any recommendation on which the Company and the Monitor ultimately do not agree, the views of the Company and the Monitor shall promptly be brought to the attention of the Department.  Any disputes between the Company and the Monitor with respect to the recommendations shall be decided by the Department in its sole discretion.  The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under this Agreement.

5

(iv)           The Monitor shall undertake two follow-up reviews to further monitor and assess whether the policies and procedures of the Company are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws.
(v)           Within sixty (60) calendar days of initiating each follow-up review, the Monitor shall: (A) complete the review; (B) certify whether the anti-bribery compliance program of the Company, including the policies and procedures, is appropriately designed and implemented to prevent and detect violations of the FCPA and other applicable anti-corruption laws; and (C) report on the Monitor's findings in the same fashion as with respect to the initial review.
(vi)            The first follow-up review and report shall be completed by one year after the completion of the initial review. The second follow-up review and report shall be completed by one year after the completion of the first follow-up review.
(vii)           The Monitor may extend the time period for submission of the follow-up reports with prior written approval of the Department.
9.           In undertaking the assessments and reviews described above, the Monitor shall formulate conclusions based on, among other things:  (a) inspection of relevant documents, including the policies and procedures relating to the Company’s anti-corruption compliance program;  (b) onsite observation of the Company’s policies, procedures, and internal controls; (c) meetings with, and interviews of, relevant employees, directors and other persons at mutually convenient times and places; and (d) analyses, studies and testing of the Company’s anti-corruption compliance program.
10.           Should the Monitor, during the course of his or her engagement, discover credible evidence that questionable or corrupt payments or questionable or corrupt transfers of property

6

or interests may have been offered, promised, paid or authorized by any Company entity or person, or any entity or person working directly or indirectly for the Company, which could potentially violate the FCPA or other applicable anti-corruption laws, or that related false books and records have been maintained, the Monitor shall promptly report such conduct to the Company’s General Counsel, its Compliance Committee, and its outside counsel for further investigation, unless the Monitor believes, in the exercise of his or her discretion, that such disclosure should be made directly to the Department.  If the Monitor refers the matter only to the Company’s General Counsel, its Compliance Committee, and its outside counsel, the Company shall promptly report the same to the Department and contemporaneously notify the Monitor that such report has been made.  If the Company fails to make disclosure to the Department within ten (10) calendar days of the Monitor’s report of such conduct to the Company, the Monitor shall independently disclose his or her findings to the Department at the address listed in Paragraph 8(e)(ii) above.  Further, in the event that the Company, or any entity or person working directly or indirectly for the Company, refuses to provide information necessary for the performance of the Monitor’s responsibilities, the Monitor shall promptly disclose that fact to the Department.  The Company shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason.  The Monitor may report other criminal or regulatory violations discovered in the course of performing his or her duties, in the same manner as described above.
11.           At least annually, and more frequently if appropriate, representatives of the Company and the Department will meet together to discuss the monitorship and any suggestions, comments or proposals for improvement the Company may wish to discuss with the Department.

7

APPENDIX D
CORPORATE COMPLIANCE PROGRAM
In order to address potential deficiencies in Universal Corporation’s internal controls, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Universal Corporation (referred to as the “Company”), on behalf of itself and its wholly owned subsidiaries, including Universal Brazil, agrees to continue to conduct, in a manner consistent with all of the obligations under this Agreement, appropriate reviews of existing policies, procedures, and internal controls.
Where appropriate, the Company agrees to adopt new or modify existing policies, procedures, and internal controls in order to ensure that it maintains:  (a) a system of internal accounting controls designed to ensure that the Company makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance code, standards and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws.  At a minimum, this should include, but ought not be limited to, the following elements:
1.           A clearly articulated corporate policy against violations of the FCPA and other applicable anti-corruption laws.
2.           A system of financial and accounting procedures, including a system of internal accounting controls, designed to ensure the maintenance of fair and accurate books, records and accounts.
3.           Promulgation of a compliance code, standards and procedures designed to reduce the prospect of violations of the FCPA, other applicable anti-corruption laws, and the Company’s compliance code.  These standards and procedures should apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including agents, consultants, representatives, distributors, teaming partners, and joint venture partners (collectively referred to as “agents and business partners”).
4.           The assignment of responsibility to one or more senior corporate officials of the Company for the implementation and oversight of compliance with policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws.  Such corporate official(s) shall have the authority to report matters directly to the Audit Committee of the Board of Directors of the Company.
5.           Mechanisms designed to ensure that the Company’s policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws are effectively communicated to all directors, officers, and, where necessary and appropriate, employees agents and business partners.  This should include:  (a) periodic training for all directors and officers and, where necessary and appropriate, employees, agents, and business partners; and (b) annual certifications with regard to this training by all directors and officers and, where necessary and appropriate, employees, agents, and business partners.
6.           An effective system for reporting suspected criminal conduct and/or violations of the compliance policies, procedures, and internal controls regarding the FCPA and other applicable anti-corruption laws for directors, officers, and, where necessary and appropriate, employees, agents, and business partners.

2

7.           Appropriate disciplinary procedures to address, among other things, violations of the FCPA, other applicable anti-corruption laws, and the Company’s compliance code, standards and procedures by the Company’s directors, officers, and employees.
8.           Appropriate due diligence requirements pertaining to the retention and oversight of agents and business partners.
9.           Where necessary and appropriate, standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the FCPA and other applicable anti-corruption laws, which may, depending upon the circumstances, include:  (a) anti-corruption representations and undertakings relating to compliance with the FCPA and other applicable anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any violation of anti-corruption laws or breach of representations and undertakings related to such matters.
10.           Periodic testing of the Company’s policies, procedures, and internal controls designed to evaluate their effectiveness in detecting and reducing violations of anti-corruption laws and the Company’s applicable compliance code, policies, and procedures.

3